Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.         The name of the limited liability company is Nomura Commercial Asset Depositor Company LLC.

2.         The Registered Office of the limited company in the State of Delaware is located at 251 Little Falls Drive (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ John Braatz
Authorized Person

Name:	John Braatz
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:31 PM 12/29/2025
FILED 01:31 PM 12/29/2025
SR 20255013472 - File Number 10452823